Exhibit 99.1

Contact: Cathy Kruse

Telephone: 701-572-2020 ext. 1

cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update

Houston, Texas, July 6, 2011 - GeoResources, Inc., (NASDAQ: “GEOI”), today provided an operations update.

EAGLE FORD

We recently successfully drilled and completed our first two Eagle Ford wells in our operated project area in Fayette County, Texas. The table below provides an overview of production results to date from these wells:

Eagle Ford - Well Summary

	Lateral Length (Feet)	# of Frac Stages	GEOI Working Interest	Initial Production Data
				Daily Oil Rate (Bbl/d)	Daily Gas Rate (Mcf/d)	Choke		Pressure (PSI)
Flatonia E Unit #1H	~3,200	10	50.0%	1,204	420	18/64	"	2,525
Flatonia E Unit #2H	~4,800	14	50.0%	1,242	480	16/64	"	2,850

Although we initially produced these wells on the larger choke sizes indicated in the table above, both the Flatonia East Unit #1H and #2H have been flowing on restricted chokes of 12/64” and 10/64”, respectively, since first production. We have intentionally restricted production rates on these wells as we believe that producing on restricted chokes and at lower rates will reduce decline rates and optimize reservoir performance. Excluding the higher initial daily production rates above, the Flatonia East Unit #1H and #2H have averaged 487 and 495 barrels of oil equivalent per day (converting gas at 6 MCF = 1 BO) over the first 14 and 12 days of production, respectively, with average gas-oil ratios of 700 to 800 cubic feet of gas per barrel of oil. Although, gas is currently being flared from these producers, we expect to connect these wells to a gas sales line within the next 60 days as we have recently signed contracts with a purchaser who is installing a gas pipeline through our project area.

We also recently completed drilling our third Eagle Ford well, the Black Jack Springs #1H well, in which we have a 44.1% working interest. This well was drilled with a ~5,900 ft. lateral and is currently undergoing a 16 stage frac job. After drilling the Black Jack Springs #1H well, the drilling rig was moved to drill the West Cannon Unit #1H well in our Giddings Austin Chalk Field development area in Grimes County. The West Cannon well is currently drilling and should finish within the next few weeks. We expect this well to be an “oily” Austin Chalk producer, with strong economics. After drilling the West Cannon Unit, the rig will return to our Eagle Ford project in August 2011 and will continue drilling Eagle Ford wells.

Since April of 2010 we have acquired 24,000 net acres in the Eagle Ford Trend with acreage primarily located in southwest Fayette and northern Gonzalez counties. Our plan is to add a second dedicated drilling rig in the fall of 2011 and a third rig in early 2012 and potentially a 4th rig in mid-2012. Our intent is to significantly accelerate our Eagle Ford drilling in the second half of 2011 and into 2012. As we move forward in our development of this project area, we expect each of our operated rigs to drill 8-10 gross wells per year.

BAKKEN SHALE OPERATED

To date, we have drilled and completed four gross Middle Bakken wells, and are in the process of drilling our 5th well in our operated project area in Williams County, North Dakota. The table below provides an overview of production results to date from three of these four wells, as production results are not yet available for the fourth well which is being completed:

Williams County - Operated Well Summary

			Initial Production Data
	Spacing Unit (Acres)	GEOI Working Interest	Daily Rate Oil Only (Bbl/d)	Choke		Avg. Daily Production Rate (Boe/d)(1)
						30 Days	60 Days	90 Days
Carlson 1-11H	640	47.5%	685	29/64	"	235	236	224
Siirtola 1-28-33H	1,280	39.8%	840	26/64	"	341	266	—
Anderson 1-24-13H	1,280	35.0%	905	24/64	"	363	—	—
(1) Calculated as the average daily production rate for the first 30 days each well is on production and excludes non-producing days.

We experienced significant production downtime for the above listed wells during the first half of 2011 due to abnormal weather conditions in North Dakota. We recently installed a rod pump on the Siirtola 1-28-33H well which significantly increased its daily production rate. We expect to install a rod pump on the Anderson well by the end of this summer, which should improve its productivity as well.

Our fourth Middle Bakken well in the project area, the Muller 1-21-16H (30.9% working interest) was recently frac’d and we are currently drilling out plugs prior to production. This well had a vertical pilot hole drilled through the Bakken and Three Forks and was cored in these intervals before drilling a horizontal lateral in the Bakken. As suggested in prior releases, we intend to evaluate alternative fracing methods and procedures, including varying the number of stages and types of proppant used, as we progress with our operated program. In the Siirtola and Anderson we pumped 30 and 29 stages, respectively, incorporating both sliding sleeves and plug and perf operations and using sand plus resin-coated sand as proppant. The Muller well was completed differently than the Siirtola and Anderson wells by utilizing a 100% plug and perf method with 38 stages and using 60% ceramic proppant. We plan to complete our next two wells, being the Rasmussen 1-21-16H (currently drilling with a 30.4% working interest) and Rasmussen 1-25-36H (33.0% working interest), in a similar manner to the Muller. It is important to note that, despite the extra work that went into the Muller 1-21-16H well (i.e. coring, 38 frac stages, etc.), the time frame from spud to first sales will be less than 75 days. We will continue to improve our drilling and completion procedures and efficiencies and the time frame from our spud to first sales.

After drilling the Rasmussen 1-21-16H, we plan to move the drilling rig back to eastern Montana and complete the drilling on our Olson 1-21-16H (see further discussion below).

We recently added a second dedicated drilling rig to our Williams County project area which is now on location and should spud our sixth Middle Bakken well, the Rasmussen 1-25-36H, within the next few days.

We plan to add a third drilling rig to this area shortly after the end of this year. Our intent, similar to our Eagle Ford project, is to accelerate drilling in the second half of 2011 and into 2012. We anticipate a higher level of production from our operated project area in the third quarter of 2011 compared to the second quarter of 2011 due to less downtime on existing producing wells with improved weather conditions and additional production from new well completions. As we proceed in developing this project area, we expect each operated rig to drill 9-11 gross wells per year.

To date, we have acquired approximately 25,000 net acres in our Williams County project area, generally representing a 47.5% working interest, within an area of mutual interest (“AMI”) being developed with industry participants. We are the operator for our group. Assuming full development on 1,280 acre spacing units, our group will have varying interests in 100 units.

BAKKEN SHALE NON-OPERATED

In our non-operated program located in Mountrail and adjacent counties in North Dakota, we have participated in 95 wells to date drilled by our primary operator, Slawson Exploration Company, Inc. (“Slawson”), with a 100% success rate. In addition, we own minor working interests in numerous other wells operated by other industry partners within the Bakken/Three Forks play. Slawson is currently running five drilling rigs within our AMI and we continue to seek to acquire additional acreage and well interests in this project area.

Slawson, like other operators in the basin, experienced significant weather related shut-ins and delays in bringing new wells online during the first half of 2011. We expect Slawson’s drilling and completion activity level on our acreage position to accelerate in the third quarter of 2011.

The following table updates our prior operations releases regarding our non-operated activities in the area. Generally, we report only the wells operated by Slawson, but may include others where the wells or our interests are meaningful. We do not report many of our wells in which we have very small working interests. The table below lists activity during the indicated quarters for such wells, with subsequent production data, where available. This table includes oil production only.

WELL NAME	SPACING UNIT (ACRES)	WORKING INTEREST	IP (BOPD)(1) (24-HR RATE)	1st 30 DAY AVG (BOPD)	1st 60 DAY AVG (BOPD)	CURRENT STATUS

3rd Qtr 2010
Armada Federal #1-14-13H	1,280	10.37%	1,407	1,059	855	Producing
Goblin #1-26H	320	2.40%	1,287	626	493	Producing
Revolver #1-35H	640	1.90%	1,373	823	571	Producing
Mole #1-20H	640	7.70%	615	485	402	Producing
Silencer #1-29H	640	8.55%	1,172	644	576	Producing
Jaguar #1-32H	640	13.50%	1,120	570	426	Producing
Muskrat Federal #1-28-33H	1,280	6.51%	1,050	558	671	Producing
Vixen Federal #1-19-30H	1,280	6.52%	1,307	507	451	Producing
Hunter #1-8-17H	1,280	6.08%	1,293	1,043		Producing
Submariner Federal #1-23-24H	1,280	12.57%				Completing
Vagabond #1-27H	640	4.95%	638	289	256	Producing
Water Moccasin #1-34H-TF	640	5.70%	569	279	241	Producing

4th Qtr 2010
Prowler #2-16H	640	5.86%	725	452	408	Producing
Bandit #2-29H	640	7.35%	959	449	382	Producing
Payara #2-21H	640	6.28%	1,069	452	434	Producing
Genesis #2-13H	640	8.51%	1,297	738		Producing
Loon Federal #1-24-25H	1,280	4.84%	1,402	958		Producing
Mamba #2-20H	640	8.38%	815	481	417	Producing
Mustang #1-22H	640	4.75%	738	479		Producing
Nightcrawler #2-17H	640	6.67%	1,068	890		Producing
Hunter #2-8-17H	1,280	6.08%				Completing

1st Qtr 2011
Alamo #2-19-18H	1,280	8.59%	1,286	1,037		Producing
Ambush #1-31-30H	1,280	12.66%				Completing
Diamondback #2-21H	640	2.79%				Completing
Jughead Federal #2-26H	640	8.88%	1,184			Producing

WELL NAME	SPACING UNIT (ACRES)	WORKING INTEREST	IP (BOPD)(1) (24-HR RATE)	1st 30 DAY AVG (BOPD)	1st 60 DAY AVG (BOPD)	CURRENT STATUS

Cruiser #2-16-9H	1,280	10.80%				Completing
Dagger #1-10H	640	12.52%				Completing
Jaguar #2-32H	640	13.50%				Completing
Muskrat Federal #2-28-33H	1,280	6.51%				Completing
Wizard #2-35H	640	14.40%				Flow Back

2nd Qtr 2011
Jaguar #2-32H	640	13.50%				Flow Back
Muskrat Federal #2-28-33H	1,280	6.51%				Completing
Cannonball Federal #2-27-34H	1,280	3.50%				Drilling
Howitzer #2-25H	640	14.40%				Location
Mooka #2-28-20H	1,280	9.94%				Location
Mustang #2-22H	640	4.71%				Drilling
Neptune #2-15H	640	5.68%				Drilling
Probe #1-19-30HMB	1,280	3.64%				Location
Sauger Federal #2-22H	640	5.65%				Location
Skybolt #2-24H	640	5.27%				Location
Athena #1-36H	640	8.00%				Drilling

(1)

As used in the above table, “IP (BOPD) (24 hr. rate)” is defined as the peak oil volume produced on a daily basis through permanent production facilities that occur within the first few days of initial production from the well.

MONTANA

In Richland and Roosevelt counties of eastern Montana, we have acquired approximately 10,000 net acres (8,200 operated) where we are the operator of 17 different 1,280 acre spacing units and have non-operated interests in several additional spacing units. We initiated our operated drilling program in Montana with the Wheeler Ranch #9-16 (25.0% working interest), which is a vertical Ratcliffe formation well, drilled to approximately 8,650’ in February 2011. We anticipate completion of this well to occur in the next several weeks when weather conditions permit us to move completion equipment onto the well site. Ratcliffe producers in this area typically have long lives with initial oil rates of 75 BOPD. A direct offset continues to produce with cumulative production of 168,000 BO.

As indicated above, we plan to resume drilling operations on the Olson 1-21-16H (31.375% working interest), located in Roosevelt County, Montana, late this summer. As previously announced, the Olson well was initially spud in April 2011 but drilling operations were suspended because of mechanical and geo-steering issues. Since suspension of drilling operations, we have reprocessed seismic data and conducted additional technical analyses on the well which has provided us with confidence that we can re-enter the well and successfully drill and complete this well. As previously announced, we have participated in three non-operated Bakken wells in eastern Montana and are currently participating in the fourth well, being the Slawson-operated Squadron 1-14-

15H (15.5% working interest), a 1,280 acre spacing unit, which is currently drilling. The third completed well was the Battalion #1-3H (23.4% working interest), a 640 acre spacing unit which was completed in late May with an initial production rate of approximately 670 BOPD. We have also participated in the Slawson—Renegade 1-10H (25% working interest) and the Brigham Exploration—Swindle 16-9 #1H (9.375% working interest).

QUARANTINE BAY, SOUTH LOUISIANA

In Plaquemines Parish, Louisiana, our operating partner is in the final stages of completing permitting and flow line work on the SL 195 QQ #365 well, in which we have a 22.0% working interest. This well should be producing by late July. As previously announced this well has over 105’ of pay primarily from two sands and therefore may require an acceleration well to fully deplete both reservoirs in a timely manner.

MANAGEMENT COMMENTS

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented, “We are very pleased with the initial production results of our wells drilled in our Eagle Ford project area. We believe these wells will prove to have very good economics, in line with some of the best areas of the Eagle Ford trend. We will continue to develop our 24,000 Eagle Ford net acreage position during the remainder of 2011 and into 2012.”

“In the Bakken, despite the weather-related difficulties we faced in the first half of 2011, we have continued to drill wells that are effectively de-risking our 25,000 acre operated position. We are currently evaluating differing completion techniques with a goal of maximizing economics.”

“We look forward to both our Bakken and Eagle Ford positions driving significant production and reserve growth in the second half of 2011 and into 2012 as we continue to ramp up our rig counts and improve operating efficiencies in each of these plays We believe our current plans will result in the orderly and cost effective development of our acreage positions, but pending industry conditions and commodity prices, we may very well accelerate our current plans for adding drilling rigs. We are well staffed and adequately capitalized and we look forward to executing on the economic development of our asset base which will drive shareholder value.”

ABOUT GEORESOURCES, INC.

GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin. For more information, visit our website at www.georesourcesinc.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address GeoResources’ expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue,” and similar expressions. Examples of forward-looking statements, include, but are not limited to: (i) changes in production volumes and prices and future production and development costs, (ii) projections of capital expenditures, revenues, income or loss, earnings or loss per share, capital structure, and other financial items, (iii) statements of our plans and objectives of our management or board of directors including those relating to planned development of our oil and gas properties, (iv) statements of future economic performance and (v) statements of assumptions underlying such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. GeoResources undertakes no obligation to update or revise any forward-looking statements.

A further description of these uncertainties and other risks can be found in the GeoResources Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by GeoResources with the SEC.